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                                                                   EXHIBIT 10(O)

                                                                   June 24, 2002

Mr. Ralph S. Larsen
One Johnson & Johnson Plaza
New Brunswick, NJ 08933


                        Re: Post-Employment Arrangements

Dear Ralph:

On November 30, 2000, you met with the Compensation Committee of the Board of Directors to discuss matters related to management succession and the transition of leadership of Johnson & Johnson (the "Company").

At that meeting, you agreed to remain with the Company until at least April 30 2002, in exchange for certain arrangements to be made available to you following your employment with the Company, including reimbursement for office space, furnishings and equipment, secretarial support and access to Company aircraft.

At a meeting of the Compensation Committee on June 10, 2002, the Compensation Committee determined that it would be in the best interests of all parties to clarify, better define and document such arrangements as follows:

WHEREAS, Ralph S. Larsen served as Chairman and Chief Executive Officer of Johnson & Johnson (the "Company") through April 25, 2002, and has continued, and will continue, to provide transition management advice to Mr. William C. Weldon, current Chairman and Chief Executive Officer, upon the request of Mr. Weldon; and

WHEREAS, the Compensation Committee has recognized that that based upon his leadership of the Company, his dedication to Credo values and his recognized expertise in corporate management, Mr. Larsen will serve in retirement as an ambassador of goodwill for Johnson & Johnson,

NOW, THEREFORE, the Company and Mr. Larsen agree as follows:

     Mr. Larsen agrees that for a period of up to five (5) years following his retirement from the Company, and when and as requested by the Chief Executive Officer of the Company, he will participate in various external activities and events for the benefit of the Company. Mr. Larsen agrees to provide up to ten
(10) days per year to the Company, subject to his reasonable availability, for such participation in external activities and events. Mr. Larsen is willing to participate in these external activities and events, at the request of the Chief Executive Officer of the Company, for no fee, other than reimbursement of costs and expenses for him and his wife.
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     In consideration of Mr. Larsen's dedicated service to the Company, his continued visibility as a former Chairman of the Board, his future role as an ambassador of goodwill for Johnson & Johnson and his agreement to provide services over the next five years on behalf of the Chief Executive Officer, all of which shall serve to benefit the Company and its shareowners, the following arrangements shall be provided for Mr. Larsen's full benefit:

1. Furnished Office. The Company will pay for a staffed and furnished office for Mr. Larsen, at a location to be determined by Mr. Larsen. The office arrangements will include appropriate secretarial support and computer and telecommunications equipment and support service. The office and all related arrangements are to be commensurate with Mr. Larsen's position as a former Chairman of the Board and will remain in place for the duration of his life.

2. Company Aircraft. Upon Mr. Larsen's retirement and for the duration of his life, Mr. Larsen will be entitled to 100 hours of flying time each year in Company aircraft (owned or leased), including helicopters. The 100 hours will be determined based on actual flying time with Mr. Larsen on board the aircraft. Mr. Larsen will have priority access to Company aircraft, but not to any specific aircraft. "Priority access" means that Mr. Larsen has access to Company aircraft, following the individuals then holding the positions listed on Annex A hereto, and shall take priority in access to Company aircraft over all other directors, officers or employees of the Company. The positions listed on Annex A may be modified upon the mutual agreement of the then Chief Executive Officer and Mr. Larsen to reflect changes in organizational structure. Mr. Larsen will provide the Company with reasonable advance notice of requests to use Company aircraft. Mr. Larsen may be accompanied by family members and friends when using Company aircraft. Taxes arising from any such use of Company aircraft will be the responsibility of Mr. Larsen.

         No provision of, or action taken under, this agreement shall affect in any way Mr. Larsen's rights under any Company compensation, employee benefit, pension and welfare plans or programs. This agreement is unconditional and irrevocable and shall remain in full force and effect regardless of a merger, change of control in the ownership or sale of substantially all of the assets of the Company. No change or modification to any provision hereof shall be binding unless in writing and signed by both Mr. Larsen and a duly authorized representative of the Board of Directors of the Company.


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     If the foregoing meets with your approval, kindly sign below to acknowledge your agreement to the terms of this letter.

Very truly yours,


/s/ William C. Weldon                    /s/ Arnold G. Langbo
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William C. Weldon                        Arnold G. Langbo
Chairman & Chief Executive Officer       Chairman, Compensation Committee

ACCEPTED AND AGREED TO:


/s/ Ralph S. Larsen
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Ralph S. Larsen